AMENDMENT NO. 1
TO
PERCEPTRON, INC.

EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 1 to the Employee Stock Purchase Plan (the “Plan”) of Perceptron, Inc. (the “Corporation”) is made this 24th day of June, 2010 pursuant to Section 14 of the Plan, and was approved by the Corporation’s Board of Directors on such date.

1.           Section 5 of the Plan be and hereby is amended and restated in its entirety to read as follows:

Participants.  Except as provided in Section 6 of the Plan, any employee who is in the employ of the Company or any subsidiary of the Company on the offering dates (i) whose customary employment with the Company or a subsidiary is more than 20 hours per week, (ii) who works more than five months a year and (iii) who has been employed by the Company or a subsidiary for at least six months, is eligible to participate in the Plan in accordance with its terms.  All employees granted options shall have the same rights and privileges under this Plan.

2.           Section 11 of the Plan be and hereby is amended and restated in its entirety to read as follows:

Termination of Employment, Unpaid Leave of Absence or Layoff.  If a participating employee ceases to be employed by the Company for any reason (with or without severance pay), including but not limited to, voluntary or forced resignation, retirement, death, layoff, or if an employee is on an unpaid leave of absence for more than 60 days, or during any period of severance, payroll deductions with respect to such employee shall cease and all funds withheld prior to such termination, which have not yet been applied to the purchase of Common Stock, shall be returned by the Company to the employee (or his or her estate or heirs) as soon as practicable.

3.           A new Section 21 shall be added to the Plan to state the following:

Foreign Law Restrictions. Anything to the contrary herein notwithstanding, the Company’s obligation to sell and deliver Common Stock pursuant to the exercise of an option is subject to compliance with the laws, rules and regulations of any foreign nation applying to the authorization, issuance or sale of securities, providing of compensation, transfer of currencies and other matters, as may apply to any participating employee hereunder who is a resident of such foreign nation.  To the extent that it shall be impermissible under such foreign laws for such a participating employee to pay the exercise price for any option granted under the Plan or for the Company to deliver Common Stock to any such participating employee pursuant to any option granted under the Plan, the Committee shall refund to such participating employee the aggregate amount of the payroll deductions made pursuant to this Plan (to the extent such amounts have not previously been applied towards the purchase of option shares, in accordance with all applicable United States and foreign currency restrictions and regulations).  To the extent that the Company is restricted in accordance with such foreign laws from delivering shares of Common Stock to participating employees as would otherwise be provided for in this Plan, the Company shall be released from such obligation and shall not be subject to the claims of any participating employee hereunder with respect thereto.

In witness whereof, the Corporation has caused this Amendment No. 1 to be executed as of June 24, 2010.

PERCEPTRON, INC.

By:	/s/ David W. Geiss
David W. Geiss
Its:	Vice President, General Counsel & Secretary